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                                                                      Exhibit 10


                                  SUPPLEMENT TO
                              EMPLOYMENT AGREEMENT

                  SUPPLEMENT dated as of February 14, 1997 to EMPLOYMENT AGREEMENT dated as of May 16, 1995 by and between ISOMEDIX INC., a Delaware corporation (the "Company"), and JOHN MASEFIELD (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, the Executive and the Company have heretofore entered into an Employment Agreement dated as of May 16, 1995 pursuant to which the Executive has served as Chairman of the Company (the "Employment Agreement");

                  WHEREAS, the Company desires to have the Executive continue to serve as the Chairman of the Company and, in addition, desires to have the Executive serve as the Chief Executive Officer and President of the Company; and

                  WHEREAS, the parties desire to supplement the Employment Agreement (the "Supplement") as hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Operation of this Supplement. The provisions of this Supplement shall be deemed to supersede the corresponding provisions of the Employment Agreement during the term of this Supplement and, upon expiration or sooner termination of the term of this Supplement, such provisions of the Employment Agreement shall be deemed reinstated. All provisions of the Employment Agreement, including without limitation the provisions of Section 9 of the Employment Agreement (relating to Termination of Employment), unless specifically superseded by this Supplement, shall remain in full force and effect during the term of this Supplement.

                  2. Term. The term of the Executive's employment under this Supplement shall commence on February 14, 1997 and shall terminate on February 13, 2001 unless sooner terminated in accordance with the Employment Agreement.
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                  3. Position, Duties. During the term of this Supplement,
Section 2 of the Employment Agreement shall be deemed to read as follows:

         "The Executive shall serve in the position of Chairman, President and Chief Executive Officer of the Company. The Executive shall perform, faithfully and diligently, such duties, and shall have such responsibilities, appropriate to said position, as shall be assigned to him from time to time by the Board of Directors of the Company. The Executive shall report directly to the Board of Directors of the Company. The Executive shall devote his complete and undivided attention to the performance of his duties and responsibilities hereunder during the normal working hours of executive employees of the Company."

                  4. Compensation. During the term of this Supplement, Section 3 of the Employment Agreement shall be deemed to read as follows:

         "3.1 The Company shall pay the Executive, and the Executive shall accept, a salary of $250,000 per annum payable in accordance with the standard payroll practices of the Company.

         3.2 The base salary set forth in Section 3.1. shall be adjusted annually (but not decreased) on each anniversary date of this Supplement by multiplying such base salary (as adjusted pursuant to this Section 3.2) by a fraction, the numerator of which shall be the Consumer Price Index (as hereinafter defined) for the month preceding the month in which such adjustment is to be made, and the denominator of which shall be the Consumer Price Index for the corresponding month of preceding year. For purposes hereof, "Consumer Price Index" shall mean the "Consumer Price Index for all Urban Consumers, Urban Wage Earners and Clerical Workers-U.S. City Average (1982-84=100)" issued monthly by the Bureau of Labor Statistics of the United States Department of Labor, or any successor index thereto appropriately adjusted.
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         3.3 In addition to the increases in base salary set forth in Section
         3.2, the Executive shall be entitled to such additional increases in base salary during the term hereof as shall be determined by the Board of Directors of the Company in its sole discretion.

         3.4 The Executive shall be entitled to participate in the Executive Bonus Program of the Company, and the Company shall make any such bonus payment in either cash or common stock of the Company.

         3.5 The Company shall cause to be granted to the Executive, as promptly as practicable after the date hereof, options to purchase 100,000 shares of the common stock, par value $.01 per share (the "Common Stock"), of the Company at an exercise price per share equal to the fair market value of the Common Stock on the date of grant (the "Options"). The Options shall be exercisable in full beginning at any time following one year after the date of grant if at the time of exercise the closing price for the Common Stock as quoted on the New York Stock Exchange shall have equalled or exceeded twenty dollars ($20.00) per share (subject to adjustment for events affecting the Common Stock or the capital structure of the Company) on at least twenty (20) trading days, which need not be consecutive, subsequent to the date of grant. The Options shall be otherwise subject to the terms of the Company's 1996 Long Term Incentive Plan."

                  5. Car Allowance. During the term of this Supplement, Section 6 of the Employment Agreement shall be deemed to read as follows:

         "The Company shall provide the Employee with an
         automobile allowance in the amount of $500.00 per
         month."
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                  6. Other Modifications.

                  (a) During the term of this Supplement, (i) the last sentence of Section 5 of the Employment Agreement (relating to substitute office space) is suspended; and (ii) the last sentence of Section 7 (relating to time required) is suspended.

                  (b) For each year of service rendered by the Executive under this Supplement, the term of the Employment Agreement set forth in Section 1.2 of the Employment Agreement shall be correspondingly extended for one year.

                  (c) The Aggregate Salary (as defined in the Employment Agreement) shall not be deemed reduced by any salary, bonus or other compensation paid to the Executive under this Supplement.

                  (d) The Employment Agreement is hereby amended by inserting following "May 31, 2003" in each of Section 9.1 and 9.3 the phrase "(or such date to which the term of the Employment Agreement shall have been extended pursuant to Section 2 of this Supplement)".

                  7. Effect of Supplement. The Employment Agreement as hereby supplemented and modified continues in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have executed this Supplement as of the date first above written.


                                      ISOMEDIX INC.


                                      By:  /s/ Thomas J. DeAngelo
                                           -------------------------------
                                           Thomas J. DeAngelo
                                           Vice President, Finance
                                           and Administration

                                           /s/ John Masefield
                                           -------------------------------
                                           John Masefield